Exhibit 10.1

PURCHASE AGREEMENT

ACQUSITION OF DYNAMAC’S PROPRIETARY LINE OF

RF AND MICROWAVE TEST & MEASUREMENT PRODUCTS

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of January 21, 2016 by and between Microphase Instruments, LLC, a Delaware limited liability company (the “Purchaser”) with offices at 100 Trap Falls Road Extension, Suite 400, Shelton, CT 06484 and Dynamac, Inc., an Illinois corporation (the “Seller”) with offices at 1229 Capitol Drive, Addison, IL 60101. Microphase and Dynamac are also each hereinafter referred to individually as “a Party” and together as “the Parties”. Certain terms used herein have the definitions set forth in Schedule A attached hereto.

RECITALS

WHEREAS, the Parties desire that, as of the date hereof, each and every other agreement or understanding, oral or written, between the Parties relating to purchase, acquisition, strategic partnership, or joint venture involving test & measurement products of the Seller, including without limitation that certain Business Agreement between the Purchaser and the Seller, dated August 8, 2014, is hereby superseded in its entirety and replaced with this Agreement.

WHEREAS, the Purchaser desires to acquire the Seller’s entire line of proprietary radio frequency (RF) and microwave test and measurement products, all associated accessories, all housings, cases and packaging designs and materials, and all intellectual property rights.

WHEREAS, the Seller desires to sell to the Purchaser the Seller’s entire line of proprietary RF and microwave test and measurement products, all associated accessories, all housings, cases and packaging designs and materials, and all intellectual property rights.

WHEREAS, as of the date hereof, the Purchaser has paid the Seller $50,000 (the “Offset Amount”) which shall be used toward the purchase price in accordance with the terms of the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Purchase and Sale; Purchase Price.

a.	Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of any Encumbrances, all of the Seller’s right, title and interest in, to and under the Assets (as defined below). The Seller shall not transfer or assign to the Purchaser, and the Purchaser shall not accept, any liabilities and obligations arising from or relating to Assets and all such obligations and liabilities shall remain with the Seller.

b.	The aggregate purchase price for the Assets (as defined below) shall be $2,500,000 (the “Purchase Price”).

c.	$500,000 (the “Initial Amount”) shall be paid or deemed paid, as applicable, to the Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser as follows:

i.	The Offset Amount has already been paid by the Purchaser to the Seller as of the date of this Agreement and shall be deemed a payment by the Purchaser to the Seller towards the Initial Amount.

ii.	$350,000 shall be paid to the Seller immediately following the execution of this Agreement (the “Execution Payment”).

iii.	$100,000 shall be paid to the Seller not later than one month following the execution of this Agreement.

d.	$2,000,000 (the “Second Phase Payments”) shall be paid to the Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser under one of the following two options in the Purchaser’s sole discretion:

i.	The Purchaser may pay $2,000,000 on August 22, 2016; or

ii.	The Purchaser may pay the following amounts (which include interest on the Second Phase Payments) on the following dates:

Amount (US$)	Due Date
550,000	August 22, 2016
550,000	February 22, 2017
550,000	August 22, 2017
550,000	February 22, 2018

All payments by the Purchaser to the Seller shall be made payable to KLH Properties, LLC, an Illinois corporation (“KLH”), or such other party as the Seller may designate in advance in writing to the Purchaser. For the avoidance of doubt, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including without limitation KLH, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

2. Late Fees. In the event that the Purchaser fails to make any payment required hereby on or before the date the same is due (a “Defaulted Payment”), as specified in Section 1 hereof, the Purchaser agrees to pay to the Seller $100 per day in late fees. Late fees shall accrue and shall be added to the Defaulted Payment (but shall not accrue interest) until the Purchaser makes the Defaulted Payment, including all accrued late fees in whole.

3. Continued Default and Foreclosure.

a.	If the failure by the Purchaser to make defaulted payments and all accrued fees and interests continues for more than 60 days (the “Continued Default Date”) the Purchaser shall be considered in continued default (“Continued Default”).

b.	If less than or equal to $1,050,000 in aggregate payments have been made by the Purchaser to the Seller, then Seller, upon a Continued Default, in order to protect its interests, may in its own discretion elect to receive the Assets from the Purchaser in lieu of any further payments or obligations owed by the Purchaser to the Seller hereunder or otherwise (a “Foreclosure”). To make such election, the Seller shall provide written notice to the Purchaser that it intends to receive the Assets (a “Foreclosure Notice”).

c.	After receipt of a Foreclosure Notice, the Purchaser shall:

i.	return or otherwise convey the Assets, including without limitation all inventory, test equipment, blue prints and drawings both in hardcopy and in software forms that are included therein, to the Seller within a commercially reasonable amount of time;

ii.	not copy or reverse engineer any product included in the Assets; and

iii.	not to sell or market any product in the Assets that is returned to the Seller under the Purchaser’s brand.

d.	Upon Foreclosure the Seller shall retain all cash payments received from the Purchaser prior to the Continued Default Date (the “Liquidated Damages Amount”). In consideration of the retention of the Liquidated Damages Amount, the Seller, on behalf of itself and its Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) agrees to release, waive and forever discharge the Purchaser and its Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasees”) of and from any and all claims of every kind and nature whatsoever, whether now known or unknown, which any of such Releasors may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever through the date of the Foreclosure Notice.

e.	If more than $1,050,000 in aggregate payments have been made by the Purchaser to the Seller, then Seller, upon a Continued Default, may pursue all available remedies at law and equity against Purchaser for breach of contract hereunder, but shall not have the right to elect a Foreclosure.

4. The Assets. The Assets to be conveyed under this Agreement shall consist of the following:

a.	all technology including all engineering samples and prototypes, preproduction units and their associated accessories (the “Product Line”, including without limitation as set forth in Appendix A),

b.	all trade secrets, drawings, blue prints, manufacturing processes, and other know-how related to the Product Line,

c.	all registered intellectual property arising from or relating to the Product Line (the “Registered Intellectual Property”, including without limitation as set forth in Appendix B),

d.	all invention disclosures and/or patent applications (the “Invention Disclosures”, including without limitation as set forth in Appendix C),

e.	all test equipment relating to the Product Line (the “Test Equipment”, including without limitation as set forth in Appendix D), and

f.	all other tangible and intangible assets including custom machined parts, third party manufactured parts, cases and packaging materials owned by the Seller that are used in, or necessary for the design, manufacture and shipment of products relating to the Product Line (the “Parts Inventory”, including without limitation as set forth in Appendix E).

5. Closing; Delivery.

a.	The Closing of the transaction contemplated in this Agreement (the “Closing”) is to take place January 21, 2016 contemporaneously with the execution of the Purchase Agreement.

b.	At the Closing, the Purchaser shall deliver to Seller the Execution Payment.

c.	Not less than seven (7) days after the Closing, Seller shall deliver to the Purchaser the following:

i.	a bill of sale in form and substance satisfactory to the Purchaser (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to the Purchaser;

ii.	all existing originals and copies of blueprints, drawings, plans, process descriptions, manufacturing instructions, etc. relating to the Assets;

iii.	assignments in form and substance satisfactory to the Purchaser (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Registered Intellectual Property and the Invention Disclosures to the Purchaser; and

iv.	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Purchaser, as may be required to give effect to this Agreement.

d.	Within two weeks after the signing of this Agreement the Seller shall deliver to the Purchaser the Assets, Test Equipment, and the Inventory as defined in Appendices A, D, and E hereof at such location as the Purchaser may designate in writing to the Seller.

6. Representations and Warranties of the Seller.

a.	Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Illinois and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

b.	Authority of Seller. Seller has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

c.	No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or permit to which any of the Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Assets. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

d.	Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Assets. All Assets are free and clear of Encumbrances.

e.	Condition and Sufficiency of Assets. The machinery, equipment, and other items of tangible personal property included in the Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

f.	Intellectual Property.

i.	All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Registered Intellectual Property are otherwise in good standing. Seller has provided the Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Registered Intellectual Property.

ii.	The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

iii.	Seller’s rights in the Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Assets and to protect and preserve the confidentiality of all trade secrets included in the Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

iv.	The Assets as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Assets.

v.	There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Assets or Seller’s rights with respect to any Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Assets.

g.	Full Disclosure. No representation or warranty by Seller in this Agreement or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

7. Representations and Warranties of the Purchaser.

a.	Organization and Qualification of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

b.	Authority of the Purchaser. The Purchaser has full limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against the Purchaser in accordance with its terms.

8. Indemnification

a.	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

b.	Indemnification by Seller. Subject to the other terms and conditions of this Section 11, Seller shall indemnify and defend each of the Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

i.	any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

ii.	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; and

iii.	any Liabilities of the Seller or any of its Affiliates of any kind or nature whatsoever.

c.	Certain Limitations. The indemnification provided for in this Section 8 shall be subject to the following limitations:

i.	Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 8.b until the aggregate amount of all Losses in respect of indemnification under Section 8.b exceeds one percent (2%) of the Purchase Price (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

ii.	The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.b shall not exceed the Purchase Price (the “Cap”), provided, however, that the Cap shall not apply to Losses involving any fraud, intentional misrepresentation or willful misconduct of or by the Seller or any director, officer, employee or Representatives of the Seller.

d.	Indemnification Procedures. A Purchaser Indemnitee seeking indemnification under this Section 8 shall give the Seller: (i) prompt notice of the relevant claim; provided, however, that failure to provide such notice shall not relieve the Seller from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure; and (ii) reasonable cooperation, at the Seller’s expense, in the defense of such claim. The Seller shall have the right to control the defense and settlement of any such claim; provided, however, that the Seller shall not, without the prior written approval of the Purchaser Indemnitee, settle or dispose of any claims in a manner that affects the Purchaser Indemnitee’s rights or interests. The Purchaser Indemnitee shall have the right to participate in the defense at its own expense.

9. Non-Assertion. The Seller on behalf of itself and its Affiliates hereby covenants that it shall not bring any claim against (a) the Purchaser or its Affiliates alleging that the development, manufacture, sale, offer for sale, use, import, distribution or other disposal of any products, systems and services related to the Assets infringes any of the Seller’s or its affiliates’ intellectual property, or (b) any third party, alleging that the manufacture (on behalf of the Purchaser or its Affiliates), sale, offer for sale, use, import, distribution or other disposal of any products, systems and services related to the Assets infringes any intellectual property of the Seller or its Affiliates.

10. Expenses.

a.	Each party shall be solely responsible for any fees or expenses that it incurs in connection with the transaction described herein including, without limitation, attorney and accountant fees, broker and investment banker fees, fees associated with filings for government approval, any other consultant fees or any other fees incurred by such party in connection with the transaction described herein.

b.	The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to the Purchaser; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction will be borne solely by Seller.

11. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

12. Confidentiality

a.	The Purchaser and the Seller have previously signed a mutual Non-Disclosure Agreement prohibiting, among other things, the disclosure to third parties of the existence or terms of this Agreement. In addition, the Purchaser and the Seller each agree that after the Closing, none of them or their respective officers, directors, agents, employees or other representatives shall disclose (other than to their officers, directors, lawyers, accountants and other representatives who shall keep such information confidential) any of the terms of this Agreement; provided, however, that either the Purchaser or the Seller may disclose such matters to the extent it determines such disclosure is reasonably necessary in connection with obtaining governmental and third party approvals in support of this Agreement and any party may disclose such matters as to which it determines disclosure by law to make a public disclosure is required by applicable law. Notwithstanding the foregoing, if one of the parties becomes required by law to make a public disclosure regarding this transaction, the parties will cooperate in drafting press releases and other public documents.

b.	From and after the Closing, unless the Seller validly provides a Foreclosure Notice, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that the Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

13. Non-Competition. The Seller agrees that for a period of five (5) years after the Closing the Seller shall not engage in the design, development, manufacture, and sales and marketing of radio frequency and microwave test and measurement products specifically resembling products in physical form, performance or function as defined in Section 6 and Appendix A hereof for the Seller or any third party.

14. Miscellaneous.

a.	Burden and Benefit. Subject to the provisions hereof, the covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. Any person or business entity acquiring or claiming an interest in the Seller or the Purchaser, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations hereof to which his or its predecessor in interest was subject or bound, without regard to whether such a person or business entity has executed a counterpart hereof or any other document contemplated hereby. No Person shall have any rights or obligations greater than those set forth herein.

b.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in the preamble to this Agreement.

c.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

d.	Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

e.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of Connecticut in each case located in Fairfield County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

f.	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

g.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

SELLER		PURCHASER

DYNAMAC, INC.		MICROPHASE INSTRUMENTS, LLC

By:	/s/ Kent Higgins	By:	/s/ Michael Ghadaksaz

Name:	Kent Higgins	Name:	Michael Ghadaksaz
Title:	President	Title:	Manager

SCHEDULE A

Definitions

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.